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PERICOM SEMICONDUCTOR REPORTS
FISCAL Q3 2008 FINANCIAL RESULTS

Posts Year-Over-Year Revenue Growth of 36%
And Net Income Growth of 58%

San Jose, Calif. - April 30, 2008 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal third quarter ended March 29, 2008.

Quarterly Highlights

▪	Net revenues grew 1 percent sequentially and 36 percent year-over-year to $41.2 million
▪	Gross margin of 37.6 percent was up 70 basis points on a sequential basis and up 370 basis points year-over-year
▪	Net income declined 5.8 percent sequentially, but increased 58.4 percent year-over-year to $4.1 million

Net revenues for the third quarter were $41.2 million, up 1.1 percent from the $40.7 million reported in the second quarter, and up 36.4 percent from the $30.2 million reported in the comparable period last year. Gross margin was 37.6 percent, up from 36.9 percent last quarter, and up from 33.9 percent in the comparable period last year. Net revenues for the nine-month period ending March 29, 2008 were $120.4 million, up 31.1 percent from the $91.9 million in the prior year comparable period. Gross margin in the nine-month period ending March 29, 2008 was 37.0 percent, up from the 34.1 percent in the comparable period last year.

NEWS RELEASE April 30, 2008

Operating expenses in the quarter were $10.2 million, up slightly from $10.1 million in the previous quarter and up from $9.4 million in the comparable period last year. Operating expenses in the nine-month period ending March 29, 2008 were $30.2 million, up from $28.1 million in the comparable period last year. Stock-based compensation expense in the quarter was $585,000, down from $650,000 in the previous quarter and up from $443,000 in the comparable period last year. Stock based compensation expense for the nine-month period ended March 29, 2008 was $1.7 million, up from $1.5 million in the comparable prior year period.

Net income in the quarter was $4.1 million, or $0.16 per diluted share, compared with net income of $4.4 million, or $0.16 per diluted share in the second quarter and net income of $2.6 million, or $0.10 per diluted share, in the same period a year ago. Net income in the nine-month period ending March 29, 2008 was $12.4 million, or $0.47 per diluted share, up from $6.5 million, or $0.24 per diluted share in the comparable prior year period.

“Continued strength in high-growth end markets, especially in digital video and high-performance PCs and servers, allowed us to achieve strong financial results during the quarter,” said Alex Hui, President and Chief Executive Officer. “Revenues from high-speed serial protocol solutions increased 80% sequentially and accounted for 9% of total revenue.”

“While the broader consumer spending environment has become increasingly challenging, our design win pipeline is strong and we believe our products position us well to sustain revenue and earnings growth going forward. We believe that our end markets are in the early stages of high growth phases and accordingly, are less affected by consumer spending patterns,” concluded Hui.

New Products

Expanding on our Digital Video solutions, Pericom launched two 'Industry First' products using both PCI Express® Gen2 and the new DisplayPort’ technologies. The two new switches allow next generation computing platforms using dual function (both PCIe Gen2 and DP) graphics ports to be switched between either of the high speed protocols, enabling PC manufacturers to build just one, rather than two, base motherboards.

Continuing our focus on Serial Signal Conditioning, Pericom launched three new HDMI signal conditioning products targeting consumer and computing platforms such as DTV and PC using HDMI signaling. This new ReDriver product family enables marginal HDMI/DVI designs to now pass compliance testing easily, thus speeding time to market and lowering overall design costs.

3545 North First Street San Jose, CA 95134 (408) 435-0800

NEWS RELEASE April 30, 2008

Further expanding our Timing portfolio, Pericom introduced a very low jitter (<0.2ps) clock oscillator/buffer, targeted to Gigabit Ethernet applications in communications and computing market segments. The new product provides exceptionally good performance in multi-port switches, where a very low clock jitter source is essential to good performance.

Share Repurchase Update

In April 2007, Pericom's board of directors authorized a share repurchase program to buy up to 2.0 million shares of its common stock.  During the quarter, the Company spent approximately $14.9 million to repurchase approximately 1.09 million shares of Pericom common stock at an average price of $13.68. The company has purchased a total of approximately 1.86 million shares under this program at an average price of $12.49.

Fiscal Q4 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the fourth fiscal quarter are expected to be in the range of $42.0 million to $43.2 million.

•	Gross margins are expected to be in the 36.8 to 37.8 percent range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

•	Operating expenses are expected to be in the range of $10.8 to $11.0 million, which include stock-based compensation expense of approximately $0.6 million.

•	Other income is expected to be approximately $1.0 million, consisting primarily of interest income.

•	The effective tax rate is expected to be approximately 33.5 percent.

3545 North First Street San Jose, CA 95134 (408) 435-0800

NEWS RELEASE April 30, 2008

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 627-6580 and reference “Pericom”.

A taped replay of the conference call will be made available for four business days. To listen to the replay, dial (888) 203-1112 and reference conference number 6574256. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions ‘Fiscal Q4 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the fourth fiscal quarter, and statements regarding Pericom being positioned well to revenue and earnings growth going forward, that Pericom’s end markets are in the early stages of high growth phases and that Pericom will be less affected by consumer spending patterns. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2007, and our quarterly report on Form 10-Q for the quarter ended December 29, 2007, and, in particular, the risk factors sections of those filings.

DisplayPort is a trademark of VESA (www.vesa.org)
PCI Express is a registered trademark of PCI SIG (www.pcisig.org)

- See Attached Tables -

3545 North First Street San Jose, CA 95134 (408) 435-0800

NEWS RELEASE April 30, 2008

Pericom Semiconductor Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar 29	Dec 29	Mar 31	Mar 29	Mar 31
	2008	2007	2007	2008	2007

Net revenues	$41,177	$40,726	$30,182	$120,371	$91,850

Cost of revenues	25,709	25,694	19,960	75,870	60,530

Gross profit	15,468	15,032	10,222	44,501	31,320

Operating expenses:

Research and development	4,503	4,278	4,048	12,863	12,030

Selling, general and administrative	5,705	5,786	5,342	17,330	16,056

Total	10,208	10,064	9,390	30,193	28,086

Income from operations	5,260	4,968	832	14,308	3,234

Interest and other income	903	1,622	2,496	3,895	4,927

Other than temporary decline in value of investment	(52)	0	(5)	(52)	(6)

Income before income taxes	6,111	6,590	3,323	18,151	8,155

Income tax expense	2,054	2,344	788	6,089	2,099

Minority interest in (income) loss in consolidated subsidiary	(47)	(19)	(7)	(63)	(37)

Equity in income (loss) of investees	131	169	86	421	476

Net income	$4,141	$4,396	$2,614	$12,420	$6,495

Basic income per share	$0.16	$0.17	$0.10	$0.48	$0.25

Diluted income per share	$0.16	$0.16	$0.10	$0.47	$0.24

Shares used in computing basic income	25,835	25,888	26,109	25,823	26,118
per share

Shares used in computing diluted income
per share	26,633	26,959	26,702	26,657	26,725

- more -

3545 North First Street San Jose, CA 95134 (408) 435-0800

NEWS RELEASE April 30, 2008

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	As of	As of
	Mar 29,2008	Jun 30, 2007
	(unaudited)
Assets
Current Assets:

Cash & cash equivalents	$17,334	$29,173
Short-term investments	92,741	42,268
Accounts receivable	28,533	19,621
Inventories	18,988	14,787
Prepaid expenses and other current assets	967	669
Deferred income taxes	3,967	4,280
Total current assets	162,530	110,798

Property and equipment, net	28,941	23,940
Investments in unconsolidated affiliates	10,192	9,619
Deferred income taxes-non current	5,434	5,572
Long-term investment in marketable securities	8,020	59,574
Goodwill	1,325	1,348
Intangible assets	1,186	1,311
Other assets	2,820	2,073
Total assets	$220,448	$214,235

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$12,160	$12,553
Accrued liabilities	9,789	8,718
Current portion of long-term debt	0	392
Total current liabilities	21,949	21,663

Long-term debt	0	388
Deferred tax liabilities	797	797
Other long-term liabilities	0	3
Minority interest in consolidated subsidiaries	1,064	906
Total liabilities	23,810	23,757

Shareholders' equity:
Common stock	125,238	135,887
Retained earnings and other	71,400	54,591
Total shareholders' equity	196,638	190,478

Total liabilities and shareholders' equity	$220,448	$214,235

- end -

3545 North First Street San Jose, CA 95134 (408) 435-0800